   As filed with the SEC on February 17, 2000

                          Registration No. 333-83705

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

       POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON

                                   FORM SB-2

                       UNDER THE SECURITIES ACT OF 1933


                         SKYLYNX COMMUNICATIONS, INC.
                (Name of Small Business Issuer in Its Charter)

          DELAWARE                        7375                  84-1360029
(State or Other Jurisdiction        (Primary Standard         (IRS Employer
      of Incorporation          Industrial Classification  Identification No.)
      of Organization)                Code Number)

                           600 South Cherry Street,
                                   Suite 400
                               Denver, CO  80246
                                (303) 316-0400
         (Address and Telephone Number of Principal Executive Offices)

                              Jeffery A. Mathias
                     President and Chief Executive Officer
                         SkyLynx Communications, Inc.
                            600 South Cherry Street
                                   Suite 400
                               Denver, CO 80246
                                (303) 316-0400
           (Name, Address and Telephone Number of Agent for Service)

                                  COPIES TO:
                             Karen A. Dewis, Esq.
                            McDermott, Will & Emery
                            600 13th  Street, N.W.
                            Washington, D.C. 20005
                                (202) 756-8000

       Approximate Date of Commencement of Proposed Sale to the Public:
  From time to time after the effective date of this registration statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[X] Registration No. 333-83705

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

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Item 27  Exhibits

Exhibit No.    Title
-----------    -----

2.1 Agreement and Plan of Merger, dated as of December 13, 1999, by and between SkyLynx Communications, Inc., a Colorado corporation and SkyLynx Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 1.2 to the Company's Current Report on Form 8-K dated December 14, 1999 and filed with the SEC on December 20, 1999).

3.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 1.3 to the Company's Current Report on Form 8-K dated December 14, 1999 and filed with the SEC on December 20, 1999).

3.2            Bylaws of the Company (filed herewith).

5.1            Opinion of McDermott, Will & Emery (filed herewith).

21.1           Subsidiaries of the Registrant (filed herewith).

23.1           Consent of McDermott, Will & Emery (included in Exhibit 5.1).

24.1           Power of Attorney (included on signature page).

99.1 Certificate of Assumption of Registration Statement (filed herewith).


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                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on February 17, 2000.

                                    SKYLYNX COMMUNICATIONS, INC.


                                           /s/ Jeffery A. Mathias
                                    ----------------------------------------
                                    Jeffery A. Mathias,
                                    President and Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each of Messrs. Ridley and Smith whose signature appears below, constitutes and appoints Jeffery A. Mathias and James E. Maurer and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                TITLE                      DATE


                         President, Chief Executive            February 17, 2000
                         Officer (Principal Executive Officer)
/s/Jeffery A. Mathias    and Director
-----------------------
Jeffery A. Mathias

  /s/ Francis Ragano*    Chairman of the Board                 February 17, 2000
-----------------------
Francis Ragano

/s/ J. Samuel Ridley     Director                              February 17, 2000
-----------------------
J. Samuel Ridley

/s/ Robert J. Smith      Director                              February 17, 2000
-----------------------
Robert J. Smith

                          Chief Financial Officer              February 17, 2000
                         (Principal Financial and Accounting
 /s/ James E. Maurer     Officer) and Director
-----------------------
James E. Maurer

* By:  /s/ James E. Maurer                                     February 17, 2000
     ----------------------
     James E. Maurer
     Attorney-in-fact

                                     II-2